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Exhibit 23.4

DeGolyer And MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244

May 23, 2007

Venoco, Inc.
370 17th Street
Suite 3900
Denver, Colorado 80202

Ladies and Gentlemen:

        We consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton, and to the inclusion of information taken from our "Appraisal Report as of December 31, 2006 on Certain Properties owned by Venoco, Inc. Executive Summary SEC Case" (our Report) under the section "The Company." Certain of our estimates of reserves and revenues have been combined with those of another consultant. Consequently, we are necessarily unable to verify the accuracy of the numbers shown. We further consent to the incorporation by reference of the 10-K in the Registration Statement on Form S-3.

Very truly yours,
/s/ DEGOLYER AND MACNAUGHTON DeGolyer and MacNaughton

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DeGolyer And MacNaughton 5001 Spring Valley Road Suite 800 East Dallas, Texas 75244